SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549





                             FORM 8-K



                          CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported):

                           August 18, 1994


                        Lockheed Corporation
        (Exact name of registrant as specified in its charter)


            Delaware           1-2193            95-0941880
        (State or other     (Commission       (I.R.S. Employer
        jurisdiction of     File Number)     Identification No.)
        incorporation)



                4500 Park Granada Blvd.
                 Calabasas, California                  91399
        (Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:  (818) 876-2000



                          Not Applicable
    (Former name or former address, if changed since last report)

Item 5.  Other Events.
         ------------

By letter dated August 18, 1994, the Acting Assistant Secretary, Department of State, Bureau of Political-Military Affairs ("State Department") advised Lockheed Corporation that it would be the State Department's policy prospectively to deny defense related export privileges to Lockheed Aeronautical Systems Company (LASC), a division of Lockheed Corporation. The State Department, referring to Sections 38, 39, and 42 of the Arms Export Control Act (22 U.S.C. Sections 2778, 2779, and 2791), announced that its action arose from the June 22, 1994, indictment of the Corporation alleging that it had violated the Foreign Corrupt Practices Act by making prohibited payments to a member of the Egyptian Parliament. The State Department announced that its action is confined to LASC and does not affect any other Division or subsidiaries of Lockheed. Moreover, the State Department announced that the action does not apply to any approvals granted to LASC programs before June 22, 1994, but, rather, to future export license applications. LASC may seek exceptions to the announced policy on a case-by-case basis at the discretion of the State Department, Office of Defense Controls, which must consider United States foreign policy and national security interests, as well as law enforcement concerns.

The Company is disappointed that action has been taken against LASC in spite of the presumption of innocence, on the basis of an indictment containing unproven allegations. As was stated at the time of the indictment, Lockheed emphatically denies the allegations in the indictment and intends to vigorously defend itself against the charges. In the meantime, Lockheed intends to continue cooperating fully with the State Department and to seek exceptions for LASC programs which are vital to national security and foreign policy interests.



                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LOCKHEED CORPORATION
                                    (Registrant)

Date:  August 22, 1994           By:/s/ CAROL R. MARSHALL
                                    ------------------------
                                        Carol R. Marshall
                                    Vice President-Secretary